As filed with the Securities and Exchange Commission on February 28, 2023

Registration No. 333-263605

Registration No. 333-254464

Registration No. 333-237294

Registration No. 333-230542

Registration No. 333-223997

Registration No. 333-217104

Registration No. 333-213991

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

POST-EFFECTIVE AMENDMENT NO. 1 TO:

Form S-8 Registration Statement No. 333-263605

Form S-8 Registration Statement No. 333-254464

Form S-8 Registration Statement No. 333-237294

Form S-8 Registration Statement No. 333-230542

Form S-8 Registration Statement No. 333-223997

Form S-8 Registration Statement No. 333-217104

Form S-8 Registration Statement No. 333-213991

UNDER

THE SECURITIES ACT OF 1933

COUPA SOFTWARE INCORPORATED

(Exact name of Registrant as specified in its charter)

Delaware	20-4429448
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1855 S. Grant Street

San Mateo, CA 94402

(Address of Principal Executive Offices)

COUPA SOFTWARE INCORPORATED 2016 EQUITY INCENTIVE PLAN

COUPA SOFTWARE INCORPORATED 2016 EMPLOYEE STOCK PURCHASE PLAN

COUPA SOFTWARE INCORPORATED 2006 STOCK PLAN

(Full title of plan)

Robert Bernshteyn

Chief Executive Officer

Coupa Software Incorporated

1855 S. Grant Street

San Mateo, CA 94402

(Name and address of agent for service)

(650) 931-3200

(Telephone number, including area code, of agent for service)

Please send copies of all communications to:

Sarah K. Solum

Freshfields Bruckhaus Deringer US LLP

855 Main Street

Redwood City, CA 94010

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE AND DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments relate to the deregistration of all shares of common stock, $0.0001 par value per share (“Common Stock”), of Coupa Software Incorporated, a Delaware corporation (the “Company” or the “Registrant”), remaining unsold or otherwise unissued under the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) filed by the Company with the Securities and Exchange Commission (the “SEC”):

File No.	Date Originally Filed with the SEC	Name of Equity Plan or Agreement	Shares of Common Stock

333-263605	March 16, 2022	Coupa Software Incorporated 2016 Equity Incentive Plan Coupa Software Incorporated 2016 Employee Stock Purchase Plan	4,503,607

333-254464	March 18, 2021	Coupa Software Incorporated 2016 Equity Incentive Plan Coupa Software Incorporated 2016 Employee Stock Purchase Plan	4,365,218

333-237294	March 20, 2020	Coupa Software Incorporated 2016 Equity Incentive Plan Coupa Software Incorporated 2016 Employee Stock Purchase Plan	3,871,737

333-230542	March 27, 2019	Coupa Software Incorporated 2016 Equity Incentive Plan Coupa Software Incorporated 2016 Employee Stock Purchase Plan	3,622,860

333-223997	March 28, 2018	Coupa Software Incorporated 2016 Equity Incentive Plan Coupa Software Incorporated 2016 Employee Stock Purchase Plan	3,342,417

333-217104	April 3, 2017	Coupa Software Incorporated 2016 Equity Incentive Plan Coupa Software Incorporated 2016 Employee Stock Purchase Plan	3,015,092

333-213991	October 6, 2016	Coupa Software Incorporated 2016 Equity Incentive Plan Coupa Software Incorporated 2016 Employee Stock Purchase Plan Coupa Software Incorporated 2006 Stock Plan	18,638,247

On February 28, 2023, pursuant to the Agreement and Plan of Merger dated as of December 11, 2022 (the “Merger Agreement”), by and among Coupa Holdings, LLC (f/k/a Project CS Parent, LLC), a Delaware limited liability company (“Parent”), Project CS Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”) and the Company, Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent.

As a result of the Merger and the related transactions contemplated by the Merger Agreement, the Company has terminated any and all offerings of the Company’s securities pursuant to the Registration Statements. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance under the Registration Statements that remain unsold at the termination of the offerings, the Company hereby removes from registration all such securities of the Company registered but unsold or otherwise unissued under the Registration Statements, if any, as of the date hereof. The Registration Statements are hereby amended to reflect the deregistration of such securities, and the Company hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Mateo, State of California, on February 28, 2023.

COUPA SOFTWARE INCORPORATED

By:	/s/ Robert Bernshteyn
Robert Bernshteyn
Chief Executive Officer

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.